UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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SRX HEALTH SOLUTIONS, INC.

(Name of Registrant As Specified In Its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING VOTING STOCK OF SRX HEALTH SOLUTIONS, INC.

This notice and accompanying Information Statement are furnished to the holders of shares of the common stock, par value $0.001 per share (“Common Stock”), of SRx Health Solutions, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, and in accordance with the relevant sections of the General Corporation Law of the State of Delaware (the “DGCL”), each in connection with the approval of the actions described below. This notice is being furnished to the Company’s stockholders to advise them of the corporate actions described herein, which have been authorized by the Company’s board of directors (the “Board”) and by the written consent of stockholders owning a majority of the outstanding voting capital stock of the Company entitled to vote thereon.

On September 1, 2025, the Company’s board of directors (the “Board”) unanimously adopted resolutions approving, declaring advisable and recommending to the Company’s stockholders for their approval six proposals, including (1) to amend the Common Share Purchase Agreement between the Company and the lead investor thereunder dated July 7, 2025; (2) to issue, under the Securities Purchase Agreement between the Company and the investors party thereto dated July 7, 2025, more than that number of shares of Common Stock (or securities convertible into or exercisable for common stock, including without limitation notes or warrants) which equals 19.99% of the Common Stock then outstanding; (3) to approve a proposed future offering of the Company’s securities to accredited investors in a private transaction; (4) to amend the Company’s Certificate of Incorporation; (5) to amend the Company’s bylaws, and (6) to authorize an additional reverse stock split of the Company’s common stock (collectively the “Proposals”), in each case as described further in the Information Statement attached hereto.

Our stockholders are entitled to notice of this stockholder action by written consent. Since this action has been approved by written consent by the holders of the required majority of the voting power of our voting capital stock, no proxies are being solicited. None of the Proposals will be effective until at least 20 calendar days after the mailing of the Information Statement accompanying this Notice.

Attached hereto for your review is an Information Statement relating to the Proposals. Please read this Information Statement carefully. It describes the essential terms of the actions to be taken. Additional information about the Company is contained in its reports filed with or furnished to the Securities and Exchange Commission (the “SEC”). These reports, their accompanying exhibits and other documents filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material may also be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these reports may be obtained on the SEC’s website at www.sec.gov.

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

This Information Statement is being mailed to you on or about October 9, 2025.

By Order of the Board of Directors,

/s/ Kent Cunningham
Kent Cunningham
Chief Executive Officer

SRx Health Solutions, Inc.

12400 Race Track Road

Tampa, Florida 33626

INFORMATION STATEMENT

October 9, 2025

INTRODUCTION

Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, the notice and this information statement (this “Information Statement”) will be sent or given on or about October 9, 2025 to the holders of the common stock, par value $0.001 per shares (the “Common Stock”), of SRx Health Solutions, Inc., a Delaware corporation (hereinafter referred to as “we,” “us,” “our,” or the “Company”). This Information Statement is being circulated to advise stockholders of certain actions already approved and taken without a meeting by written consent of stockholders who hold a majority of the voting power of our voting capital stock.

On September 1, 2025, the Company’s board of directors (the “Board”) unanimously adopted resolutions approving, declaring advisable and recommending to the Company’s stockholders (the “Stockholders”) for their approval of a proposal to authorize the Board, in its discretion, the various matters described below (such proposals, the “Proposals” and each a “Proposal”).

First, to amend the common share purchase agreement by and between the Company and an investor (the “Lead Investor”) (the “ELOC Purchase Agreement”), which was previously approved by the Board on July 7, 2025, which provides that, subject to the terms and conditions set forth therein, the Company may sell to the Lead Investor up to the lesser of (i) $50,000,000 of Common Stock (the “Total Commitment”) and (ii) the Exchange Cap (as defined therein) (subject to certain exceptions provided in the ELOC Purchase Agreement), from time to time during the term of the ELOC Purchase Agreement. The Board proposes that the ELOC Purchase Agreement be amended to increase the Total Commitment such that the Company may sell to the Lead Investor up to $1,000,000,000 of Common Stock.

If the Amended ELOC is executed, the Company may issue to the Lead Investor more than that number of shares of Common Stock which equals 19.99% of the Common Stock outstanding immediately prior to the execution of the Amended ELOC at lower than market value (the “ELOC 20% Issuance”), and NYSE American listing rules require stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of an issuer’s issued and outstanding common stock at lower than market value.

Second, on July 7, 2025, the Company and certain investors (the “PIPE Investors”) entered into a securities purchase agreement (the “PIPE Purchase Agreement”), pursuant to which the Company issued and sold to the PIPE Investors (i) senior secured convertible notes in the aggregate original principal amount of $7,650,000 (the “Notes”), which are convertible into shares of Common Stock and (ii) Warrants (as defined therein), which are exercisable into shares of Common Stock (collectively, the “PIPE Offering”). In connection with the conversion of the Notes and exercise of the Warrants issued in the PIPE Offering, the Company may issue more than that number of shares of Common Stock (or securities convertible into or exercisable for common stock, including without limitation notes or warrants) which equals 19.99% of the Common Stock outstanding immediately prior to the execution of the PIPE Purchase Agreement at lower than market value (the “PIPE 20% Issuance”), and NYSE American listing rules require stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock, including without limitation notes or warrants) equal to 20% or more of an issuer’s issued and outstanding common stock at lower than market value.

Third, to approve a proposed future offering, in which shares of Common Stock or securities convertible into shares of Common Stock will be issued to one or more accredited investors in one or more non-public capital-raising transactions (including, without limitation, private placements or issuances in connection with equity lines of credit or similar facilities) (the “Future Offering”), subject to the following limitations: (i) the total aggregate consideration for securities issued in the Future Offering will not exceed $25,000,000; (ii) the maximum discount at which securities (which may consist of shares of Common Stock or securities convertible into Common Stock, and accompanying warrants for the issuance of additional shares of Common Stock) will be equivalent to no more than a discount of 90% to the market price of the Company’s Common Stock at the date of issuance; (iii) the Future Offering will occur, if at all, on or before the date that is one year following the date hereof; and (iv) such other terms as the Board shall determine to be in the best interest of the Company and the Stockholders. In connection with the Future Offering, the Company may issue more than that number of shares of Common Stock which equals 19.99% of the Common Stock outstanding immediately prior to the consummation of the Future Offering at lower than market value, and NYSE American listing rules require stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of an issuer’s issued and outstanding common stock at lower than market value.

Fourth, in connection with the Amended ELOC, to amend the Company’s Certificate of Incorporation in order to increase the number of shares of Common Stock that the Company is authorized to issue from 200,000,000 to 5,000,000,000 (the “Authorized Share Increase”).

Fifth, to amend the Section 7 of the Company’s Bylaws to reduce the quorum required for a meeting or vote of the Company’s stockholders from a majority of the outstanding shares of Common Stock to one third of the outstanding shares of Common Stock (the “Bylaw Amendment”).

Lastly, to authorize an additional reverse stock split (the “Additional Reverse Split”) of the Common Stock, to occur subsequent to the reverse stock split which was previously approved by the Stockholders on July 23, 2025 (the “Original Reverse Split”), which Additional Reverse Split would be effectuated at a ratio in the range of 15-to-1 and 85-to-1 (the “Additional Split Range”), with the timing (to occur subsequent to the Original Reverse Split but not later than March 31, 2026) and the actual ratio at which the Additional Reverse Split shall be effectuated to be determined by the Board in its discretion following the approval of the Additional Reverse Split by the Stockholders.

If the Company effectuates the Additional Reverse Split, then, except for adjustments that may result from the treatment of fractional shares as described below, each Stockholder will hold the same percentage of then-outstanding common stock immediately following the Additional Reverse Split that such Stockholder held immediately prior to the Additional Reverse Split. The par value of the Common Stock would remain unchanged at $0.001 per share.

Under the General Corporation Law of the State of Delaware (the “DGCL”), any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all voting shares entitled to vote thereon were present and voted. Prompt notice of the approval of any action so taken must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting.

Under the DGCL and the Company’s Certificate of Incorporation, the affirmative vote of the holders of a majority of the Company’s outstanding voting capital stock is required to approve each of the Proposals. On October 8, 2025, stockholders that, in the aggregate, are the record owners of 13,052,560 shares of our Common Stock representing, in the aggregate, 51.20% of our outstanding voting capital stock (together, the “Consenting Stockholders”), executed and delivered to the Company written consents authorizing and approving each of the Proposals. The Consenting Stockholders include members of our Board and other significant shareholders.

As such, no vote or further action of the stockholders of the Company is required to approve the Proposals. You are hereby being provided with this notice of the approval of the Proposals by less than unanimous written consent of the stockholders of the Company. None of the Proposals will be effective until at least 20 calendar days after this Information Statement has first been sent to stockholders.

We will provide definitive information in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days upon the effectiveness of any Proposal, to the extent required with respect to such Proposal.

ACTIONS BY BOARD OF DIRECTORS AND CONSENTING STOCKHOLDERS

General

The Board and the Consenting Stockholders approved the Reverse Stock Split on September 1, 2025, and October 8, 2025, respectively. The Consenting Stockholders are:

Name of Consenting Stockholder	Number of Shares Beneficially Owned	Percent of Beneficial Owner
Stephen Temes*	563,758	2.21%
Marc Lustig*	1,093,570	4.29%
Glen Gibbons*	2,880,157	11.30%
Michael Young*	6,100,866	23.93%
Lionel F. Conacher	1,096,883	4.30%
Simon Conway	204,792	0.80%
David White	344,975	1.35%
Kent Cunningham	410,596	1.61%
Carolina Martinez	356,963	1.40%
All consenting stockholders as a group	13,052,560	51.20%

* Includes shares which are indirectly beneficially owned and for which such individuals hold sole voting power.

ELOC AMENDMENT AND PIPE OFFERING

Reasons for the ELOC Amendment and PIPE Offering

The Board has determined that the ELOC Amendment and the prospective PIPE 20% Issuance are advisable and in the best interest of the Company and the Stockholders because they will allow the Company to raise additional financing with respect to each transaction and continue to work with the Lead Investor and the PIPE Investors in reaching the Company’s financial objectives.

FUTURE OFFERING

Reasons for the Future Offering

The approval of the Future Offering is contemplated to provide the Board with the ability to seek financing opportunities which are beneficial to the Company the Stockholders and to act in a timely and efficient manner to effectuate such a financing. By providing the Board with advance authority to identify and execute on such a transaction, without the time, expense and administrative burden of seeking stockholder approval in each instance, the Company will be well- positioned to access capital on flexible terms, allowing the Company to pursue strategic opportunities and strengthen its financial position.

AUTHORIZED SHARE INCREASE

Reasons for the Authorized Share Increase

The Authorized Share Increase provides the Company, among other things, with sufficient capacity and flexibility to manage its capital structure, undertake additional future financings and acquisitions and the ability to satisfy its obligations to issue the requisite number of shares of Common Stock to execute on the ELOC Amendment, the PIPE 20% Issuance, and the Future Offering.

Anti-Takeover Effects of the Authorized Share Increase

The increase in the authorized shares of Common Stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction resulting in our acquisition by another company). However, the proposed increase in the authorized share count is not in response to any effort by any person or group to accumulate Common Stock or to obtain control of the Company by any means. In addition, the proposal is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

BYLAW AMENDMENT

Reasons for the Bylaw Amendment

The Bylaw Amendment would amend the Section 7 of the Company’s Bylaws to reduce the quorum required for a meeting or vote of the Company’s stockholders from a majority of the outstanding shares of Common Stock to one third of the outstanding shares of Common Stock.

Section 7 of the Bylaws currently reads as follows:

“A majority of the outstanding voting power then entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class or series of stock, a majority of the outstanding voting power of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.

If a quorum is present, the affirmative vote of the majority of the voting power present at the meeting in person or by proxy of voting power and entitled to vote on the subject matter shall be the act of the shareholders unless otherwise provided. The directors of the Company shall be elected by a plurality of such voting power.

After a quorum has been established at a shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shareholders entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.”

Following the Bylaw Amendment, the Bylaws shall read as follows:

“One third of the outstanding voting power then entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class or series of stock, one third of the outstanding voting power of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.

If a quorum is present, the affirmative vote of the majority of the voting power present at the meeting in person or by proxy of voting power and entitled to vote on the subject matter shall be the act of the shareholders unless otherwise provided. The directors of the Company shall be elected by a plurality of such voting power.

After a quorum has been established at a shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shareholders entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.”

The Bylaw Amendment is intended to facilitate the ability of the Company to conduct official business. By lowering the quorum threshold, the Company aims to improve meeting efficiency, reduce associated costs and administrative delays, and ensure that necessary corporate actions can proceed without undue disruption. This change aligns with best practices for enhancing corporate governance and operational flexibility. However, this change will limit the opportunities for stockholders to attend meetings and cast votes on matters before the stockholders for their approval.

Anti-Takeover Effects of the Bylaw Amendment

The Board does not believe that the proposed amendment will have any anti-takeover effects, rather the Board believes that it will enhance minority stockholder participation in matters that require their approval enabling them to have greater influence to consider a proposed transaction in a manner that best serves the overall interests of the Stockholders. Also, the Board has not proposed the decrease in votes required to call a special meeting as part of a plan by management to adopt a series of anti-takeover amendments and the Board does not presently intend to propose any anti-takeover measures in future proxy solicitations. The Board believes that the benefit of decreasing the votes required to call a special meeting outweighs any disadvantages.

Certain Risks Associated with the Foregoing Proposals

Before executing this Action by Written Consent of Stockholders and approving (i) the ELOC Amendment (ii) the prospective PIPE 20% Issuance, (iii) the Future Offering, (iv) the Authorized Share Increase and (v) the Bylaw Amendment, the undersigned have considered the following risks associated with effecting the foregoing proposals:

●	The ELOC Amendment and PIPE 20% Issuance may not achieve the intended financial result for the Company.

Any issuance of Common Stock (or securities convertible into or exercisable for common stock, including without limitation notes or warrants) in an amount which equals or exceeds 19.99% of the outstanding Common Stock would significantly dilute, and therefore reduce, each existing Stockholder’s proportionate ownership of the Common Stock.

●	The market price of the Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of the Common Stock may not improve.

●	Future sales of Common Stock, or the perception that such sales may occur, may depress the share price of the Common Stock, and any additional capital through the sale of equity or convertible securities will dilute existing Stockholders’ ownership in the Company.

●	The Board may not be able to identify and execute on a Future Offering on terms which are ultimately beneficial to the Stockholders.

●	Any Future Offering may not achieve the intended financial result for the Company.

●	The Company will have broad discretion in the use of the net proceeds from any Future Offering, and the Company’s use of those proceeds may not yield a favorable return for Stockholders.

●	There can be no assurance that the Company will ever provide liquidity to the Stockholders through a sale of the Company.

ADDITIONAL REVERSE SPLIT

Reasons for the Additional Reverse Split

The Board is recommending the Additional Reverse Split for several important reasons. Firstly, the proposed Additional Reverse Split may be required to preserve the Company’s continued listing of its Common Stock on the NYSE American, LLC exchange (“NYSE American”). NYSE American rules allow the exchange to seek the delisting of our Common Stock if the Common Stock sells for a substantial period of time at a low price per share. In such event, the NYSE American may determine that the Company’s continued listing is predicated on effecting a Additional Reverse Split of its common stock or demonstrating sustained price improvement within a reasonable period of time. A decrease in the number of outstanding shares of our common stock resulting from the Additional Reverse Split should, absent other factors, increase the per share market price of the Company’s common stock, although there is no assurance that the selling price for the Common Stock would remain over the selling price requirements of the in order to sustain a continued listing our Common Stock on the NYSE American if the Company elects to effectuate the Additional Reverse Split.

An additional reason why the Board is recommending the Additional Reverse Split is to provide the Company with the appropriate flexibility it requires to issue shares in the event that the Board determines that it is necessary or appropriate to (i) raise additional capital through the sale of equity securities, (ii) enter into strategic business transactions, (iii) provide equity incentives to directors, officers and employees pursuant to equity compensation plans or (iv) further other corporate purposes.

Lastly, the Board believes that the Additional Reverse Split could enhance the appeal of the Company’s common stock to the financial community, including institutional investors, and the general investing public. The Board believes that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the Company available to investors. In addition, certain institutional investors or investment funds may be prohibited from buying stocks whose price is below a certain threshold. The Board believes that the reduction in the number of issued and outstanding shares of the common stock caused by the Additional Reverse Split, together with the anticipated increased stock price immediately following and resulting from the Additional Reverse Split, may encourage interest and trading in the Company’s common stock and thus possibly promote greater liquidity for the Stockholders, thereby resulting in a broader market for the common stock than that which currently exists. Finally, the Company believes that the intended increase in the stock price could decrease price volatility, as currently small changes in the price of the common stock result in relatively large percentage changes in the stock price.

The Company cannot assure that all or any of the anticipated beneficial effects on the trading market for the Company’s common stock will occur. The Board cannot predict with certainty what effect the Additional Reverse Split will have on the market price of the common stock, particularly over the longer term. Some investors may view a Additional Reverse Split negatively, which could result in a decrease in our market capitalization. Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares.

Board Discretion to Implement the Additional Reverse Split

The Board believes that stockholder approval of a range of Additional Reverse Split ratios (rather than a single exchange ratio) is in the best interests of the Stockholders because it provides the Board with the flexibility to achieve the desired results of the Additional Reverse Split and because it is not possible to predict market conditions at the time the Additional Reverse Split would be implemented. If the Stockholders approve this proposal, the Board would carry out the Additional Reverse Split only upon the Board’s determination that a Additional Reverse Split would be in the best interests of the Stockholders at that time, and only (without further stockholder approval) up to March 31, 2026. The Board would then set the ratio for the Additional Reverse Split within the range approved by the Stockholders and in an amount it determines is advisable and in the best interests of the Stockholders considering relevant market conditions at the time the Additional Reverse Split is to be implemented. In determining the Additional Reverse Split ratio, following receipt of stockholder approval, the Board may consider numerous factors including:

●	the projected impact of the Additional Reverse Split ratio on trading liquidity in the Common Stock and the Company’s ability to continue the listing of the Common Stock on the NYSE American;

●	the historical and projected performance of the Common Stock;

●	general economic and other related conditions prevailing in the Company’s industry and in the marketplace;

●	the Company’s capitalization (including the number of shares of Common Stock issued and outstanding);

●	the then-prevailing trading price for the Common Stock and the volume level thereof; and

●	potential devaluation of our market capitalization as a result of a Additional Reverse Split.

The Board intends to select a Additional Reverse Split ratio that it believes would be most likely to achieve the anticipated benefits of the Additional Reverse Split described above.

Certain Risks Associated with the Additional Reverse Split

Before executing this Action by Written Consent of Stockholders and approving the Additional Reverse Split, the undersigned has considered the following risks associated with effecting the Additional Reverse Split:

● Although the Company expects that the Additional Reverse Split will result in an increase in the market price of our common stock, the Company cannot assure you that the Additional Reverse Split, if effected, will increase the market price of the common stock in proportion to the reduction in the number of shares of the common stock outstanding or result in a permanent increase in the market price. The effect the Additional Reverse Split may have upon the market price of the common stock cannot be predicted with any certainty, and the history of similar Additional Reverse Splits for companies in similar circumstances to the Company’s is varied. The market price of the common stock is dependent on many factors, including the Company’s business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports the Company files with the Securities and Exchange Commission. Accordingly, the total market capitalization of the common stock after the proposed Additional Reverse Split may be lower than the total market capitalization before the proposed Additional Reverse Split and, in the future, the market price of the common stock following the Additional Reverse Split may not exceed or remain higher than the market price prior to the proposed Additional Reverse Split.

● Even if the Additional Reverse Split is approved, the Additional Reverse Split is affected and the Common Stock continues to be listed on the NYSE American, there can be no assurance that the Company will maintain the ongoing continued listing requirements for an extended period of time.

● The Additional Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

● While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Additional Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the common stock may not necessarily improve.

● Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the Additional Reverse Split and the anticipated increase in the market price of common stock could encourage interest in our common stock and possibly promote greater liquidity for the Stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Additional Reverse Split.

Principal Effects of the Additional Reverse Split

Effect on Existing Common Stock

If the Additional Reverse Split is affected, the number of shares of common stock issued and outstanding will be reduced as follows, depending on the ultimate ratio effectuated in connection with the Original Reverse Split. If the Original Reverse Split is effected at a ratio of 1-for-25, then the Additional Reverse Split would reduce the number of shares of common stock issued and outstanding 999,702 to between approximately 66,647 shares and 11,761 shares, depending on which exchange ratio is ultimately effected in connection with the Additional Reverse Split. If the Original Reverse Split is effected at a ratio of 1-for-35, then the Additional Reverse Split would reduce the number of shares of common stock issued and outstanding 714,073 to between approximately 47,605 shares and 8,401 shares, depending on which exchange ratio is ultimately effected in connection with the Additional Reverse Split. If the Original Reverse Split is effected at a ratio of 1-for-45, then the Additional Reverse Split would reduce the number of shares of common stock issued and outstanding 555,390 to between approximately 37,026 shares and 6,534 shares, depending on which exchange ratio is ultimately effected in connection with the Additional Reverse Split. See the chart provided below for further illustration. Except for the change resulting from the adjustment for fractional shares (described below), the change in the number of shares of common stock outstanding that will result from the Additional Reverse Split will not affect any Stockholder’s percentage ownership in the Company. The relative voting and other rights that accompany the shares of common stock would not be affected by the Additional Reverse Split.

Although the Additional Reverse Split will not have any dilutive effect on the Stockholders (other than de minimis adjustments that may result from the treatment of fractional shares), the proportion of shares owned by the Stockholders relative to the number of shares authorized for issuance will decrease because the number of authorized shares of common stock would remain at 5,000,000,000 (assuming the approval of the Authorized Share Increase). As a result, additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board may deem advisable without further action by the Stockholders, except as required by applicable laws and regulations. To the extent that additional authorized shares are issued in the future, such shares could be dilutive to the Company’s existing Stockholders by decreasing such stockholders’ percentage of equity ownership in the Company. Please see “Potential Anti-Takeover Effect” below for more information on potential anti-takeover effects of the Additional Reverse Split.

Fractional Shares

No fractional shares will be issued. Any fractional share resulting from the Additional Reverse Split will be rounded up to the next whole share.

Effect on Equity Compensation Plans and Outstanding Warrants

The proposed Additional Reverse Split, if effectuated, will reduce the number of shares of common stock available for issuance under the Company’s Amended and Restated 2019 Incentive Award Plan in proportion to the exchange ratio selected by the Board.

Under the terms of the Company’s outstanding equity awards and warrants, the proposed Additional Reverse Split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards and warrants in proportion to the exchange ratio of the Additional Reverse Split and will cause a proportionate increase in the exercise price of such awards and warrants. The number of shares of common stock issuable upon exercise or vesting of outstanding equity awards and warrants will be rounded up to the nearest whole share and no cash payment will be made in respect of such rounding.

The following table contains approximate information relating to the Company’s common stock immediately following the Additional Reverse Split under certain possible exchange ratios, assuming the approval of the Authorized Share Increase, and accounting for different possible ratios in connection with the Original Reverse Split.

(1) ORIGINAL SPLIT RATIO OF 1-FOR-25

	After Original Reverse Split	1-for-15	1-for-50	1-for-85
Number of authorized shares of common stock	5,000,000,000	5,000,000,000	5,000,000,000	5,000,000,000
Number of outstanding shares of common stock	999,702	66,647	19,994	11,761
Number of shares of common stock reserved for issuance upon conversion of exchangeable shares	19,972	1,331	399	235
Number of shares of common stock reserved for issuance upon exercise of outstanding warrants and options	980,005	65,334	19,600	11,529
Number of shares of common stock reserved for issuance in connection with future awards under our equity compensation plans	73,280	4,885	1,466	862
Number of shares of common stock reserved for issuance upon conversion of our outstanding convertible notes	1,072,887	71,526	21,458	12,622
Number of authorized and unreserved shares of common stock not outstanding	4,996,854,154	4,999,790,277	4,999,937,083	4,999,962,991

(2) ORIGINAL SPLIT RATIO OF 1-FOR-35

	After Original Reverse Split	1-for-15	1-for-50	1-for-85
Number of authorized shares of common stock	5,000,000,000	5,000,000,000	5,000,000,000	5,000,000,000
Number of outstanding shares of common stock	714,073	47,605	14,281	8,401
Number of shares of common stock reserved for issuance upon conversion of exchangeable shares	14,266	951	285	168
Number of shares of common stock reserved for issuance upon exercise of outstanding warrants and options	700,003	46,667	14,000	8,235
Number of shares of common stock reserved for issuance in connection with future awards under our equity compensation plans	52,343	3,490	1,047	616
Number of shares of common stock reserved for issuance upon conversion of our outstanding convertible notes	766,348	51,090	15,327	9,016
Number of authorized and unreserved shares of common stock not outstanding	4,997,752,967	4,999,850,197	4,999,955,060	4,999,973,564

(3) ORIGINAL SPLIT RATIO OF 1-FOR-45

	After Original Reverse Split	1-for-15	1-for-50	1-for-85
Number of authorized shares of common stock	5,000,000,000	5,000,000,000	5,000,000,000	5,000,000,000
Number of outstanding shares of common stock	555,390	37,026	11,108	6,534
Number of shares of common stock reserved for issuance upon conversion of exchangeable shares	11,096	740	222	131
Number of shares of common stock reserved for issuance upon exercise of outstanding warrants and options	544,447	36,296	10,889	6,405
Number of shares of common stock reserved for issuance in connection with future awards under our equity compensation plans	40,711	2,714	814	479
Number of shares of common stock reserved for issuance upon conversion of our outstanding convertible notes	596,048	39,737	11,921	7,012
Number of authorized and unreserved shares of common stock not outstanding	4,998,252,308	4,999,883,487	4,999,965,046	4,999,979,439

Potential Anti-Takeover Effect

Since the Additional Reverse Split, if effectuated, will result in increased available shares, the Additional Reverse Split may be construed as having an anti-takeover effect. Although neither the Board nor the Company’s management views this proposal as an anti-takeover measure, the Company could use the increased available shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board in opposing a hostile takeover bid or issue shares to a holder that would, thereafter, have sufficient voting power to assure that any proposal to amend or repeal the Company’s bylaws or certain provisions of the Company’s certificate of incorporation would not receive the requisite vote. The Company’s certificate of incorporation already includes authorized preferred stock, which can also be seen as an anti-takeover measure, and the Board can designate the rights, preferences, privileges and restrictions of series of preferred stock without further stockholder action. The Company’s certificate of incorporation and bylaws also include other provisions that may have an anti-takeover effect.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON

None of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

●	Any director or officer of our Company,

●	Any proposed nominee for election as a director of our Company, and

●	Any associate or affiliate of any of the foregoing persons.

The stockholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 7, 2025 with respect to the beneficial ownership of shares of our common stock by (i) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (ii) each director and executive officer, and (iii) all executive officers and directors as a group. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on such date and all shares of our common stock issuable to such holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by such person at said date which are exercisable within 60 days of October 7, 2025. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. Except as otherwise indicated, the address of each of the persons in this table is c/o SRx Health Solutions, Inc., 12400 Race Track Road, Tampa, Florida 33626 .

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)%
Named Executive Officers and Directors:
Michael Young	6,100,866	23.93%
Lionel F. Conacher	1,096,883	4.30%
Simon Conway	204,792	0.80%
David White	344,975	1.35%
Kent Cunningham	410,596	1.61%
Carolina Martinez	356,963	1.40%
All executive officers and directors as a group (7 persons)	8,515,075	33.40%

5% Shareholders:
Glenn Gibbons	2,880,157	11.30%

_________________

(*)	Represents beneficial ownership of less than 1% of class.

(1)	In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants or restricted stock units held by that individual or entity that are either currently exercisable or exercisable within 60 days from the date hereof are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

PROPOSALS BY SECURITY HOLDERS

The Board knows of no other matters or proposals other than the actions described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company’s voting capital stock.

DISSENTERS’ RIGHTS

There are no rights of appraisal or similar rights of dissenters with respect to any matter described in this Information Statement.

EXPENSES

The costs of preparing, printing and mailing this Information Statement will be borne by the Company.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

STOCKHOLDERS’ RIGHTS

The elimination of the need for a special meeting of the stockholders to approve the actions described in this Information Statement is authorized by the DGCL which provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting, before or after the action, if a written consent thereto is signed by the stockholders holding at least a majority of the voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the action disclosed herein as quickly as possible in order to accomplish the purposes of our Company, we chose to obtain the written consent of a majority of our voting power to approve the action described in this Information Statement.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Exchange Act, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington DC 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the EDGAR system. You may request a copy of documents filed with or furnished to the SEC by us, at no cost, by writing to SRx Health Solutions, Inc., 12400 Race Track Road, Tampa, Florida 33626, Attn: Carolina Martinez, Chief Financial Officer, or by telephoning the Company at 212-896-1254.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to SRx Health Solutions, Inc., 12400 Race Track Road, Tampa, Florida 33626, Attn: Carolina Martinez, Chief Financial Officer, or by telephoning the Company at 212-896-1254.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

NO ADDITIONAL ACTION IS REQUIRED BY OUR STOCKHOLDERS IN CONNECTION WITH THESE ACTIONS. HOWEVER, SECTION 14C OF THE EXCHANGE ACT REQUIRES THE MAILING TO OUR STOCKHOLDERS OF THE INFORMATION SET FORTH IN THIS INFORMATION STATEMENT AT LEAST 20 DAYS PRIOR TO THE EARLIEST DATE ON WHICH THE CORPORATE ACTION MAY BE TAKEN.

October 9, 2025	By Order of the Board of Directors

/s/ Kent Cunningham
Kent Cunningham
Chief Executive Officer